1000 Jackson Street	419.241.9000
Toledo, Ohio 43604-5573	419.241.6894 fax
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Exhibit 5
November 6, 2008
George L. Chapman
Chairman of the Board and
Chief Executive Officer
Health Care REIT, Inc.
One SeaGate, Suite 1500
Toledo, OH 43604

Re:	HEALTH CARE REIT, INC.
$250,000,000 in Shares of Common Stock
Dear Mr. Chapman:
     We have acted as counsel to Health Care REIT, Inc. (the “Company”) relating to the issuance and sale of shares of its common stock, par value $1.00 per share (the “Shares”), having an aggregate offering price of up to $250,000,000, pursuant to a prospectus supplement dated November 6, 2008 to the prospectus dated May 12, 2006, included in the Company’s registration statement on Form S-3 (File No. 333-134082), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The Shares are being offered, issued and sold pursuant to an Equity Distribution Agreement between the Company and UBS Securities LLC (the “Distribution Agreement”).
     In connection with the following opinion, we have examined and have relied upon such documents, records, certificates, statements, and instruments as we have deemed necessary and appropriate to render the opinion herein set forth.
     Based upon the foregoing, it is our opinion that the Shares will be, when issued and delivered against payment therefor as provided in and subject to the conditions of the Distribution Agreement, legally and validly issued and fully paid and nonassessable.
     The undersigned hereby consents to the filing of this opinion as an exhibit to a Current Report on Form 8-K of the Company.
Very truly yours,
/s/ Shumaker, Loop & Kendrick, LLP
SHUMAKER, LOOP & KENDRICK, LLP